SUB-ITEM 77M:  Mergers
A special meeting (Meeting)
of the shareholders of
Federated Intermediate
Government Fund, Inc.
(Corporation) was held at
4000 Ericsson Drive,
Warrendale, Pennsylvania
15086-7561 10:00 a.m.
(Eastern time), on June 2,
2014.
At the Meeting,
shareholders approved an
Agreement and Plan of
Reorganization between the
Corporation and Federated
Total Return Government
Bond Fund (FTRGBF)
whereby FTRGBF would
acquire all of the assets of
the Corporation in
exchange for shares of
FTRGBF to be distributed
on a pro rata basis by the
Corporation to its
shareholders in complete
liquidation and termination
of the Corporation
(Reorganization).  As a
result, effective June 13,
2014, each shareholder of
the Corporation became the
owner of FTRGBF shares
having a total net asset
value equal to the total net
asset value of his or her
holdings in the
Corporation.
The Board of Directors, at
its meeting on February 13,
2014, unanimously voted
to approve the
Reorganization.
The Agreement and Plan of
Reorganization for this
reorganization is hereby
incorporated by reference
from the definitive Proxy
Statement filed with the
SEC on April 16, 2014.
Form N-8f, an Application
for Deregistration of
Investment Companies, will
be filed with the SEC on
behalf of the Corporation
approximately December
30, 2014.